UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

BLOCKCHAIN MOON ACQUISITION CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	6770	86-1839124
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Blockchain Moon Acquisition Corp.
4651 Salisbury Road, Suite 400

Jacksonville FL, 32256

(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Units each consisting of one share of Common Stock, one Right and one redeemable Warrant to acquire one-half share of Common Stock	The NASDAQ Stock Market LLC
Common Stock, $0.0001 par value per share	The NASDAQ Stock Market LLC
Rights, to receive one-tenth of one share of Common Stock	The NASDAQ Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-259770.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1.	Description of Registrant's Securities to be Registered.

The securities to be registered hereby are the units, shares of common stock, rights convertible into one tenth of one share of common stock, and warrants to purchase one-half share of common stock of Blockchain Moon Acquisition Corp. (the “Company”). The description of the units, shares of common stock, rights and warrants contained in the section entitled “Description of Securities” in the prospectus included in the Company’s Registration Statement on Form S-1 (File No. 333-259770) filed with the Securities and Exchange Commission on September 24, 2021, as amended from time to time (the “Registration Statement”), to which this Form 8-A relates is incorporated herein by reference. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that is subsequently filed is also incorporated by reference herein.

The Company’s units, common stock, rights and warrants to be registered hereunder have been approved for listing on the NASDAQ Global Market of The NASDAQ Stock Market LLC under the symbols “BMAQU,” “BMAQ”, “BMAQR” and “BMAQW,” respectively.

Item 2.	Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The NASDAQ Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 18, 2021	BLOCKCHAIN MOON ACQUISITION CORP.

	By:	/s/ Enzo A. Villani
Name: Enzo A. Villani
Title: Chief Executive Officer